As filed with the Securities and Exchange Commission on June 1, 2009

Registration No. 333-15235

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	93-0932102
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

27500 S.W. Parkway, Wilsonville, Oregon	97070
(Address of Principal Executive Offices)	(Zip Code)

InFocus Corporation 1998 Stock Incentive Plan

InFocus Corporation Directors’ Stock Option Plan

(Full title of plan)

Lisa K. Prentice

Chief Financial Officer

InFocus Corporation

27500 S.W. Parkway,

Wilsonville, Oregon 97070

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 685-8888

With a copy to:

Bruce A. Robertson

Garvey Schubert Barer

1191 Second Avenue, 18th Floor

Seattle, Washington 98101-2939

Post-Effective Amendment No. 1

The Registration Statement on Form S-8 (No. 333-15235) (the “Registration Statement”) of InFocus Corporation (the “Company”) pertaining to the registration of certain shares of the Company’s common stock (“InFocus Common Stock”), offered or sold under the InFocus Corporation 1988 Combination Stock Option Plan and the InFocus Corporation Directors’ Stock Option Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 31, 1996.

The Company, Image Holdings Corporation (“IHC”) and IC Acquisition Corp., a wholly owned subsidiary of IHC (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of April 10, 2009 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into the Company with the Company surviving as a wholly owned subsidiary of IHC (the “Merger”) and in connection therewith the conversion of each outstanding share of InFocus Common Stock (other than shares held by the Company, IHC, Purchaser or any of their respective subsidiaries) into the right to receive $0.95 in cash, without interest and subject to any required withholding of taxes.

On May 22, 2009, Purchaser acquired over 90% of the outstanding InFocus Common Stock following the completion of a tender offer, and, subsequently, effected the Merger pursuant to Section 60.491 of the Oregon Business Corporation Act. The Merger became effective as specified in Articles of Merger filed with the Secretary of State of the State of Oregon on May 28, 2009 (the “Merger Date”).

As a result of the Merger, the Company has terminated all offerings of InFocus Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration all shares of InFocus Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 29th day of May, 2009.

INFOCUS CORPORATION

By:	/s/ Lisa K. Prentice

Lisa K. Prentice
Chief Financial Officer